                                                                     (d)(11)(ii)

(ING FUNDS LOGO)

March 1, 2007

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034

RE: VOLUNTARY EXPENSE LIMITATIONS

Ladies and Gentlemen:

Pursuant to our letter agreement dated March 1, 2006, with regard to ING International Fund, we have waived or lowered the investment management fee in accordance with the Expense Limitation Agreement between ING Investments, LLC and ING Mutual Funds, dated September 23, 2002, as restated August 1, 2003, and further amended and restated February 1, 2005, for the period from March 1, 2006 through March 1, 2007 as if the Maximum Operating Expense Limits specified in SCHEDULE A of the Expense Limitation Agreement were as follows:

                         MAXIMUM OPERATING EXPENSE LIMIT
                     (AS A PERCENTAGE OF AVERAGE NET ASSETS)

Class A   Class B   Class C   Class I   Class Q
-------   -------   -------   -------   -------
 1.95%     2.70%     2.70%     1.60%     1.85%

We are willing to be bound by this Agreement to lower our fee for the period from March 1, 2007 through and including March 1, 2008. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the Expense Limitation Agreement shall apply. This Agreement shall terminate upon termination of the Expense Limitation Agreement.


/s/ Todd Modic
-------------------------------
Todd Modic
Senior Vice President

7337 East Doubletree Ranch Road      Tel: 480.477.3000      ING Investments, LLC
Scottsdale, AZ 85258-2034            Fax: 480.477.2700
                                     www.ingfunds.com